Exhibit 15.1


                        LETTER OF ACKNOWLEDGEMENT
                    RE: UNAUDITED FINANCIAL INFORMATION










The Board of Directors
LSB Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-8302) and the Registration Statement (Form S-3 No. 33-69800) of LSB Industries, Inc. and in the related Prospectus of our report dated May 20, 1997 relating to the unaudited condensed consolidated interim financial statements of LSB Industries, Inc. which are included in its Form 10-Q for the quarter ended March 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Oklahoma City, Oklahoma                 Very truly yours,

May 20, 1997                            Ernst & Young LLP